EXHIBIT 21

                             LISTING OF SUBSIDIARIES

     There are five active subsidiaries of the Company:


                                                                                  Name Under which
Name of Subsidiary                           Jurisdiction of Incorporation    Subsidiary Does Business

Bontex S.A.                                  Belgium                                    Same
Bontex Italia S.r.l.                         Italy                                      Same
Bontex, Inc.                                 Virginia                                   Same
Bontex de Mexico                             Mexico                                     Same
GB Bontex Hong Kong Limited                  Hong Kong                                  Same